                                                                     EXHIBIT 2.1





                            REORGANIZATION AGREEMENT

                                  by and among

                       WASTE CORPORATION OF AMERICA, INC.,
                             a Delaware corporation,

                             WCA WASTE CORPORATION,
                             a Delaware corporation,

                            WCA HOLDINGS CORPORATION,
                             a Delaware corporation,

                                       and

                             WCA MERGER CORPORATION,
                             a Delaware corporation

                                   Dated as of


                                  May 10, 2004

                                TABLE OF CONTENTS


                                                                                                      PAGE
ARTICLE I. DEFINITIONS..............................................................................     1
   Section 1.1.      Definitions....................................................................     1
   Section 1.2.      Construction...................................................................     2
ARTICLE II. REORGANIZATION..........................................................................     3
   Section 2.1.      Exchange of Waste Corp Options; Issuance of Shares of WCA Waste Common Stock...     3
   Section 2.2.      Merger of Merger Corp With and Into Waste Corp.................................     3
   Section 2.3.      Termination of Waste Corp Plan.................................................     3
   Section 2.4.      Capital Contribution Commitment and Guaranty Agreement.........................     4
   Section 2.5.      Conversion of Waste Corp Into a Limited Liability Company......................     4
   Section 2.6.      Distribution of Capital Stock of WCA Holdings to WCA Waste.....................     4
   Section 2.7.      Termination of WCA Waste Plan..................................................     4
   Section 2.8.      Distribution of Membership Interests in Waste Corp.............................     4
   Section 2.9.      Administrative Services Agreement..............................................     4
   Section 2.10.      Tax Disaffiliation Agreement..................................................     5
   Section 2.11.      Tax Treatment.................................................................     5
ARTICLE III. NON-COMPETITION........................................................................     5
   Section 3.1.      No Competition with Waste Corp Operations......................................     5
   Section 3.2.      No Competition with WCA Waste Operations.......................................     5
   Section 3.3.      Enforcement....................................................................     5
ARTICLE IV. CONDITIONS..............................................................................     6
   Section 4.1.      No Legal Preclusion............................................................     6
   Section 4.2.      No Proceedings.................................................................     6
   Section 4.3.      Stockholder Approval of Conversion to Limited Liability Company................     7
ARTICLE V. MISCELLANEOUS............................................................................     7
   Section 5.1.      Parties Bound; No Third-Party Beneficiaries....................................     7
   Section 5.2.      Entire Agreement; Amendments and Waivers.......................................     7
   Section 5.3.      Severability...................................................................     7
   Section 5.4.      Titles and Headings............................................................     8
   Section 5.5.      No Consequential Damages.......................................................     8
   Section 5.6.      Governing Law..................................................................     8
   Section 5.7.      Facsimile Signatures; Counterparts.............................................     8

Exhibit A          --  Shares to Be Issued Upon Cancellation of Options.............................   A-1

                            REORGANIZATION AGREEMENT


      THIS REORGANIZATION AGREEMENT (this "Agreement") is made and entered into as of this 10th day of May, 2004, by and among WASTE CORPORATION OF AMERICA, INC., a Delaware corporation ("Waste Corp"), WCA WASTE CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Waste Corp ("WCA Waste"), WCA HOLDINGS CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Waste Corp ("WCA Holdings"), and WCA MERGER CORPORATION, a Delaware corporation and a wholly-owned subsidiary of WCA Waste ("Merger Corp").


                                    RECITALS:

      WHEREAS, WCA Holdings and its direct and indirect subsidiaries (collectively, the "WCA Holdings Entities") currently conduct and have historically conducted their businesses and operations separately from those of Waste Corp and its direct and indirect subsidiaries other than the WCA Holdings Entities (the "Waste Corp Entities"); and

      WHEREAS, Waste Corp and WCA Holdings desire to reorganize themselves to formally separate the businesses and operations of the WCA Holdings Entities from those of the Waste Corp Entities by consummation of the transactions described in this Agreement; and

      WHEREAS, the parties to this Reorganization Agreement (each a "Party" and collectively, the "Parties") desire to set forth the terms and conditions upon which the reorganization described above shall be accomplished.

      NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, each of the Parties, intending to be legally bound, hereby agrees as follows:

                                   ARTICLE I.
                                   DEFINITIONS

      SECTION 1.1. DEFINITIONS. When used in this Agreement, the following terms shall have the respective meanings set forth below:

      "Code" means the Internal Revenue Code of 1986, as amended.

      "DGCL" means the Delaware General Corporation Law, as amended and in effect from time to time.

      "DLLCA" means the Delaware Limited Liability Company Act, as amended and in effect from time to time.

      "Effective Time" shall have the meaning given such term in the Merger Agreement.

      "Governmental Authority" means any federal, tribal, state, provincial or local government, court, arbitrator, agency or commission or other governmental, regulatory, judicial or administrative body or authority.

      "Merger" has the meaning set forth in Section 2.2.

      "Merger Agreement" has the meaning set forth in Section 2.2.

      "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

      "Separation Date" has the meaning set forth in Section 2.8.

      "Transaction Documents" means, collectively, this Agreement, all Option Holder Consents, the Merger Agreement, the Capital Contribution Commitment Agreement, the Guaranty Agreement, the LLC Agreement, the Certificate of Conversion, the Certificate of Formation, the Administrative Services Agreement and the Tax Disaffiliation Agreement.

      "Transfer" means any direct or indirect sale, assignment, mortgage, transfer, pledge, hypothecation or other disposition or transfer.

      "Waste Corp Common Stock" means the common stock, par value $0.01 per share, of Waste Corp.

      "Waste Corp Options" means all options for the purchase of shares of the capital stock of Waste Corp, whether vested or unvested, issued pursuant to the Waste Corp Plan and outstanding as of the date of this Agreement.

      "Waste Corp Plan" means that certain Waste Corporation of America, Inc. 1999 Non-Qualified Stock Option Plan adopted by Waste Corp on January 20, 1999, as amended from time to time thereafter.

      "Waste Corp Subsidiary" means Transit Waste, LLC, a New Mexico limited liability company, Waste Corporation of Central Florida, Inc., a Delaware corporation, Waste Corporation of Florida, Inc., a Florida corporation, Designer Mulch, Inc., a Florida corporation, and any other wholly-owned, direct or indirect subsidiary of Waste Corp, whether currently in existence or hereafter formed.

      "WCA Waste Common Stock" means the common stock, par value $0.01 per share, of WCA Waste.

      "WCA Waste Options" means all options for the purchase of shares of the capital stock of WCA Waste, whether vested or unvested, issued pursuant to the WCA Waste Plan.

      "WCA Waste Plan" means that certain 2004 Non-Qualified Stock Option Plan to be adopted by WCA Waste in connection with the Merger.

      SECTION 1.2. CONSTRUCTION. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) the term "include" or "includes" means "includes, without limitation," and "including" means "including, without limitation;" (c) references to Articles and Sections refer to Articles and

Sections of this Agreement, unless otherwise specified; (d) references to Exhibits refer to the Exhibits attached to this Agreement, which are made a part hereof for all purposes; and (e) references to money refer to legal currency of the United States of America.

                                   ARTICLE II.
                                 REORGANIZATION

      In order to effect the separation of the WCA Holdings Entities from the Waste Corp Entities, each of the Parties shall use its respective commercially reasonable best efforts to take or cause to be taken the actions set forth in this Article II in the order set forth in this Article II as soon as reasonably practicable following the date of this Agreement:

      SECTION 2.1. EXCHANGE OF WASTE CORP OPTIONS; ISSUANCE OF SHARES OF WCA WASTE COMMON STOCK.

      (a) As part of the Merger described in Section 2.2, each Waste Corp Option shall be exchanged for a WCA Waste Option with terms and conditions substantially identical to those of the Waste Corp Option for which it is exchanged. In connection therewith, WCA Waste and Waste Corp shall obtain, prior to consummation of the Merger, a written consent of each holder of Waste Corp Options in form and substance reasonably acceptable to the Parties (each an "Option Holder Consent" and collectively, the "Option Holder Consents"), pursuant to which such holder consents to such exchange.

      (b) After the Merger but immediately prior to the Separation Date, WCA Waste shall issues shares of WCA Waste Common Stock in cancellation of the WCA Waste Options issued as part of the Merger, as described in Section 2.1(a). WCA Waste irrevocably agrees to issue such shares of WCA Waste Common Stock without further action effective immediately prior to the Separation Date. The number of shares of WCA Waste Common Stock to be issued in cancellation of the WCA Waste Options is set forth on Exhibit A hereto.

      SECTION 2.2. MERGER OF MERGER CORP WITH AND INTO WASTE CORP. As soon as reasonably practicable after WCA Waste and Waste Corp obtain all of the Option Holder Consents, Merger Corp shall merge with and into Waste Corp (the "Merger") on and subject to the terms and conditions set forth in an agreement and plan of merger by and among Merger Corp, Waste Corp and WCA Waste in the form agreed to by the Parties (the "Merger Agreement"), which merger shall be effected pursuant to and in accordance with the provisions of Section 251(g) of the DGCL. As provided in the Merger Agreement, Waste Corp shall be the survivor of the Merger. Upon the effectiveness of the Merger, Waste Corp shall become a wholly-owned subsidiary of WCA Waste, and the stockholders of Waste Corp shall becOme the stockholders of WCA Waste.

      SECTION 2.3. TERMINATION OF WASTE CORP PLAN. Simultaneously with the consummation of the Merger and effective as of the Effective Time, Waste Corp shall terminate the Waste Corp Plan.

      SECTION 2.4. CAPITAL CONTRIBUTION COMMITMENT AND GUARANTY AGREEMENT.

      (a) Simultaneously with the consummation of the Merger, WCA Waste shall enter into a capital contribution commitment agreement with Waste Corp in the form agreed to by the Parties (the "Capital Contribution Commitment Agreement"), pursuant to which WCA Waste will, as additional consideration for Waste Corp entering into the Merger Agreement and consummating the Merger, agree to make a contribution to the capital of Waste Corp in the amount of $20 million if and when WCA Waste closes an initial public offering of shares of WCA Waste Common Stock on or before August 31, 2004.

      (b) Simultaneously with the consummation of the Merger, WCA Waste shall also enter into a guaranty agreement with Waste Corp in the form agreed to by the Parties (the "Guaranty Agreement"), pursuant to which WCA Waste will agree to guarantee payment of all of the obligations of Waste Corp pursuant to that certain promissory note dated September 28, 2000 payable by Waste Corp to Waste Management, Inc. in the initial principal amount of $10,446,582. By its terms, such Guaranty Agreement shall only become effective if WCA Waste fails to close an initial public offering of shares of WCA Waste Common Stock on or before August 31, 2004.

      SECTION 2.5. CONVERSION OF WASTE CORP INTO A LIMITED LIABILITY COMPANY. Promptly following the Effective Time, Waste Corp shall convert from a corporation into a limited liability company pursuant to and in accordance with the provisions of Section 266 of the DGCL and Section 18-214 of the DLLCA by adopting a limited liability company agreement in the form agreed to by the Parties (the "LLC Agreement") and then filing a certificate of conversion in the form agreed to by the Parties (the "Certificate of Conversion") and a certificate of formation in the form agreed to by the Parties (the "Certificate of Formation") with the Delaware Secretary of State.

      SECTION 2.6. DISTRIBUTION OF CAPITAL STOCK OF WCA HOLDINGS TO WCA WASTE. Immediately following the completion of the events described in Section 2.5, Waste Corp shall distribute all of the outstanding capital stock of WCA Holdings to WCA Waste.

      SECTION 2.7. TERMINATION OF WCA WASTE PLAN. Immediately following the cancellation of all of the WCA Waste Options pursuant to and in accordance with the provisions of Section 2.1(b), WCA Waste shall terminate the WCA Waste Plan and adopt the WCA Waste Corporation 2004 Incentive Plan.

      SECTION 2.8. DISTRIBUTION OF MEMBERSHIP INTERESTS IN WASTE CORP. Immediately prior to the closing of an initial public offering of shares of WCA Waste Common Stock, or at such earlier time as WCA Waste and Waste Corp may agree, WCA Waste shall distribute all of the membership interests in Waste Corp to the stockholders of WCA Waste, pro rata in accordance with their respective holdings of WCA Waste Common Stock as of the date of such distribution (the "Separation Date").

      SECTION 2.9. ADMINISTRATIVE SERVICES AGREEMENT. Simultaneously with the distribution described in Section 2.8, WCA Waste and Waste Corp shall enter into an administrative services agreement on mutually agreeable terms to be negotiated by WCA Waste and Waste Corp (the "Administrative Services Agreement"), pursuant to which WCA Waste and its subsidiaries will provide Waste Corp and its subsidiaries with various services, including the services of employees and executive officers, as well as administrative systems, services and facilities and bonding and other similar arrangements, all as more fully described therein, on and subject to the terms and conditions set forth therein.

      SECTION 2.10. TAX DISAFFILIATION AGREEMENT. Simultaneously with the distribution described in Section 2.8, WCA Waste and Waste Corp shall enter into a tax disaffiliation agreement on mutually agreeable terms to be negotiated by WCA Waste and Waste Corp (the "Tax Disaffiliation Agreement"), providing for certain agreements and indemnities between WCA Waste and Waste Corp with respect to taxes and tax attributes relating to periods prior to the Separation Date.

      SECTION 2.11. TAX TREATMENT. The Parties agree that the Merger shall be treated as a nontaxable transaction under the Code.

                                  ARTICLE III.
                                 NON-COMPETITION

      SECTION 3.1. NO COMPETITION WITH WASTE CORP OPERATIONS. In consideration of the agreements of Waste Corp set forth in Section 3.2 and elsewhere in this Agreement, WCA Waste, for itself and on behalf of all of its subsidiaries (other than the Waste Corp Entities) whether presently existing or hereafter formed or acquired (collectively, the "WCA Waste Parties"), hereby agrees that, for the period commencing on the Separation Date and continuing through the fifth anniversary of the Separation Date (the "Non-Competition Period"), no WCA Waste Party shall in any manner, directly or indirectly, alone or in conjunction with any other Person, acquire any interest in or undertake the operation of any solid waste business or operation of any kind located within 50 miles of any Waste Corp Party's (as defined in Section 3.2) existing operations in Florida, Colorado or New Mexico as of the Separation Date.

      SECTION 3.2. NO COMPETITION WITH WCA WASTE OPERATIONS. In consideration of the agreements of WCA Waste set forth in Section 3.1 and elsewhere in this Agreement, Waste Corp, for itself and on behalf of all of its subsidiaries (other than WCA Waste and the WCA Holdings Entities) whether presently existing or hereafter formed or acquired (collectively, the "Waste Corp Parties"), hereby agrees that, for the duration of the Non-Competition Period, no Waste Corp Party shall in any manner, directly or indirectly, alone or in conjunction with any other Person, acquire any interest in or undertake the operation of any solid waste business or operation of any kind located within 50 miles of any WCA Waste Party's existing operations in Alabama, Arkansas, Kansas, Missouri, South Carolina, Tennessee or Texas as of the Separation Date.

      SECTION 3.3. ENFORCEMENT.

      (a) If, at the time of enforcement of the provisions of Section 3.1 against any WCA Waste Party or the provisions of Section 3.2 against any Waste Corp Party, a court of competent jurisdiction holds the restrictions stated therein to be unreasonable under the circumstances then existing, then WCA Waste, for itself and on behalf of each other WCA Waste Party, and Waste Corp, for itself and on behalf of each other Waste Corp Party, each hereby agrees that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained in such provision to cover the maximum period, scope and area permitted by applicable law.

      (b) WCA Waste, for itself and on behalf of each other WCA Waste Party, and Waste Corp, for itself and on behalf of each other Waste Corp Party, each hereby agrees that the restrictions stated in this ARTICLE III are reasonable and further agrees never to challenge any one or more of these restrictions as unreasonable under the then-existing circumstances. WCA Waste, for itself and on behalf of each other WCA Waste Party, agrees that one or more of the Waste Corp Parties would be damaged irreparably in the event any of the provisions of
Section 3.1 were not performed in accordance with their specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach, and Waste Corp, for itself and on behalf of each other Waste Corp Party, agrees that one or more of the WCA Waste Parties would be damaged irreparably in the event any of the provisions of Section 3.2 were not performed in accordance with their specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach. Therefore, each Waste Corp Party and its successors and assigns shall be entitled (in addition to any other rights and remedies against the WCA Waste Parties existing in their favor) to an injunction or injunctions to prevent any breach or threatened breach of any of the provisions of Section 3.1 and to enforce such provisions specifically, without having to post a bond therefore, and each WCA Waste Party and its successors and assigns shall be entitled (in addition to any other rights and remedies against the Waste Corp Parties existing in their favor) to an injunction or injunctions to prevent any breach or threatened breach of any of the provisions of Section 3.2 and to enforce such provisions specifically, without having to post a bond therefore.

                                  ARTICLE IV.
                                   CONDITIONS


      The obligations of each of the Parties to complete the actions set forth in Article II of this Agreement shall be subject to the prior or simultaneous fulfillment of the following conditions precedent:


      SECTION 4.1. NO LEGAL PRECLUSION. No statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority in the United States that prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated by this Agreement.



      SECTION 4.2. NO PROCEEDINGS. No claim, action, suit, arbitration, inquiry proceeding or investigation shall have been commenced by or before any Governmental Authority in the United States which seeks to restrain or materially and adversely alter or otherwise challenges any of the transactions contemplated by this Agreement.



      SECTION 4.3. STOCKHOLDER APPROVAL OF CONVERSION TO LIMITED LIABILITY COMPANY. The stockholders of Waste Corp and WCA Waste shall have duly authorized and approved the conversion of Waste Corp from a corporation into a limited liability company by all action required under the DLLCA, the DGCL and Waste Corp's certificate of incorporation and bylaws.

                                   ARTICLE V.
                                  MISCELLANEOUS



      SECTION 5.1. PARTIES BOUND; NO THIRD-PARTY BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party may assign or delegate any of its rights or obligations under this Agreement to any other Person without the prior written consent of each other Party. Except as provided in ARTICLE III, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.



      SECTION 5.2. ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with the other Transaction Documents and all Exhibits and Schedules hereto and thereto, constitute the entire agreement among the Parties regarding the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties regarding the subject matter hereof, and there are no unwritten representations, warranties or other agreements among the Parties regarding the subject matter hereof. No amendment, modification or supplement of this Agreement or any provision hereof shall be binding upon any Party unless it shall be specifically designated as such and shall be executed in writing by the Party or Parties to be bound thereby. No waiver of any of the provisions of this Agreement shall be binding upon any Party unless executed in writing by the Party or Parties to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver, unless otherwise expressly provided therein.



      SECTION 5.3. SEVERABILITY. The provisions of this Agreement shall be deemed to be severable, and if one or more of the provisions of this Agreement are at any time found to be invalid by a court, tribunal or other forum of competent jurisdiction, or otherwise rendered unenforceable, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement. In such event, this Agreement shall be deemed amended by modifying or severing such provision or provisions as necessary to render it valid, legal and enforceable while preserving its intent, or if that is not possible, by substituting another provision that is valid, legal and enforceable which materially effectuates the Parties' intent. Any such invalid or unenforceable provision or provisions shall be severable from this Agreement, so that the validity or enforceability of the remaining provisions of this Agreement, or the validity of the provision(s) in question in any other jurisdiction, shall not be affected thereby.



      SECTION 5.4. TITLES AND HEADINGS. The Article and Section headings and any table of contents contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or any term or provision hereof.



      SECTION 5.5. NO CONSEQUENTIAL DAMAGES. Notwithstanding any other provision of this Agreement, under no circumstances shall any Party be liable to any other Party for any consequential, incidental, indirect, punitive, exemplary or special damages resulting from any cause whatsoever under or in connection with this Agreement or the transactions contemplated by this Agreement, whether arising in contract, warranty, tort (including negligence), strict liability, indemnity or otherwise.


      SECTION 5.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal and substantive laws of the State of Texas, without regard to any conflicts of laws concepts thereof which would result in the application of the substantive law of any other jurisdiction.



      SECTION 5.7. FACSIMILE SIGNATURES; COUNTERPARTS. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission shall be the same as delivery of an original. At the request of any Party to this Agreement, the Parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.


                            (SIGNATURE PAGE FOLLOWS)

      IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the date first set forth above.

                                  "WASTE CORP"

                                  WASTE CORPORATION OF AMERICA, INC.



                                  By: /s/ Charles A. Casalinova
                                     -------------------------------------------
                                  Name:  Charles A. Casalinova
                                       -----------------------------------------
                                  Title: Senior Vice President
                                        ----------------------------------------



                                  "WCA WASTE"

                                  WCA WASTE CORPORATION



                                  By: /s/ Charles A. Casalinova
                                     -------------------------------------------
                                  Name:  Charles A. Casalinova
                                       -----------------------------------------
                                  Title: Senior Vice President
                                        ----------------------------------------



                                  "WCA HOLDINGS"

                                  WCA HOLDINGS CORPORATION



                                  By: /s/ Charles A. Casalinova
                                     -------------------------------------------
                                  Name:  Charles A. Casalinova
                                       -----------------------------------------
                                  Title: Senior Vice President
                                        ----------------------------------------



                                  "MERGER CORP"

                                  WCA MERGER CORPORATION



                                  By: /s/ Charles A. Casalinova
                                     -------------------------------------------
                                  Name:  Charles A. Casalinova
                                       -----------------------------------------
                                  Title: Senior Vice President
                                        ----------------------------------------

                      Exhibits to Reorganization Agreement



Exhibit
-------
   A         Shares of WCA Waste Common Stock to Be Issued Upon Cancellation of
             WCA Waste Options.